Exhibit 99.1




                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the attached Schedule 13D is filed on behalf of each of them. The undersigned agree to the joint filing of such
Schedule 13D and all amendments thereto and further agree as follows:

     Each of the  undersigned  is  responsible  for the  timely  filing  of such
Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but neither of the undersigned is responsible for the completeness or accuracy of the information concerning the other person executing this joint filing agreement, unless he knows or has reason to believe that such information concerning the other person is inaccurate.

        IN WITNESS WHEREOF, the undersigned hereby execute this agreement on May 29, 2003.



                                             /s/ Aubrey K. McClendon
                                             ----------------------------------
                                             AUBREY K. McCLENDON, an individual



                                             /s/ Tom L. Ward
                                             ----------------------------------
                                             TOM L. WARD, an individual